EXHIBIT V

                     CONSULTING AGREEMENT


       THIS CONSULTING AGREEMENT ("Agreement") is made and entered into this 15th day of February 2002 by and between VSE Corporation, located at 2550 Huntington Avenue, Alexandria, Virginia 22303 ("VSE"), and James M. Todd located at 927 Forest Lakes Circle, Chesapeake, Virginia 23322 (the "CONSULTANT").
       1. The CONSULTANT agrees to be available to provide technical and management consulting services on certain work on an as requested basis by an authorized VSE representative for a period of one year (twelve months) from April 16, 2002 through April 15, 2003, or for such longer period not to exceed a total of 18 months as shall be mutually agreed in writing by the parties. In such capacity, the CONSULTANT will assist VSE primarily to develop marine engineering marketing and business opportunities.
       2.  For the purposes of this AGREEMENT, Donald M. Ervine and Michael
  E. Hamerly are designated as the authorized VSE representatives. They will provide direction under the AGREEMENT verbally or in writing. The level of effort provided in the above areas by the CONSULTANT shall be determined between the CONSULTANT and VSE prior to service.
       3. Craig S. Weber is designated as the VSE representative for financial and administrative matters.
       4. In the event that VSE desires to extend the services of the CONSULTANT to other areas in which VSE has expertise and which are not in competition with services rendered to other customers by the CONSULTANT, the CONSULTANT will represent VSE in such areas if so requested.
       5. The CONSULTANT will not knowingly provide services for any organization which is in competition with VSE in those areas covered by this AGREEMENT.
       6. The CONSULTANT will not for a period of two years from termination of this AGREEMENT refer any VSE employees to any other company for employment without VSE's advanced written approval or make use of or divulge to any VSE competitor any VSE customer lists, trade secrets or any other confidential material obtained while serving as a CONSULTANT to VSE.
       7. In connection with this AGREEMENT, VSE will only be responsible for reasonable and necessary expenses incurred by the CONSULTANT in execution of previously agreed upon efforts. Such expenses shall be limited to the following:
       a. Travel (in accordance with Federal Travel Regulations; the CONSULTANT shall make his own arrangements).
       b.   Parking fees.
       c.   Long distance telephone calls.
       8. For all services provided by the CONSULTANT under this Agreement, VSE agrees to pay a monthly fee of $14,170.00 per month for the term of twelve months, or such lesser pro rata amount in the event the term is extended by mutual agreement of the parties up to 18 months, not to exceed $170,040.00 for the entire term of this AGREEMENT.
  Occasionally, VSE may require services other than those described in paragraph one of this AGREEMENT. Any additional services (see Section 4 of this AGREEMENT) would be separately contracted for on a separate fee basis mutually agreed upon by the parties when needed.
       9. The CONSULTANT shall provide a Taxpayer Identification Number or a completed Internal Revenue Service Form W-9 within five days after execution of this AGREEMENT.
       10. The CONSULTANT'S invoice shall contain the following information:
       a.   Reference to:  AGREEMENT dated 15 February 2002
       b.   Invoice period, e.g., 16 April through 15 May 2002
       c.   Current and cumulative hours or days worked
       d.   Current and cumulative costs
       e.   Certification:
            "I certify that all hours or days and costs shown herein are in satisfaction of work/tasks assigned by VSE Corporation."

                                           /s/ James M. Todd
                                           -----------------
                                           JAMES M. TODD

       With each invoice submitted, the CONSULTANT shall provide a separate statement of the nature and scope of services provided, the time and costs associated with each activity, and any recommendations or conclusions made. Copies of receipts for expenses incurred by CONSULTANT are to be included with each invoice. The CONSULTANT will submit the invoices to the following address: 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, Attention: Donald M. Ervine, Chief Executive Officer.
       11.  The CONSULTANT agrees to abide by all applicable Federal, state, and local laws and regulations, including those of all applicable agencies and instrumentalities of the United States. The CONSULTANT certifies that he understands and will comply with all pertinent VSE policies and FAR requirements pertaining to conflict of interest and ethical conduct, and procurement integrity.
       12. The CONSULTANT shall provide the services exclusively as an independent contractor to VSE. The CONSULTANT agrees that the CONSULTANT has the right to control the means and manner by which the services are performed. The CONSULTANT shall not be considered an employee of VSE for any purposes, including without limitation employment, wage and hour, wage payment, tax, workers' compensation and unemployment compensation laws, and the CONSULTANT agrees never to assert that the performance of the services creates an employment relationship with Company. The CONSULTANT shall not be paid any wages, salary or other compensation by VSE except for the fees described in Section 8 above, and the CONSULTANT shall not participate in or be covered by any employee benefit plans or programs offered by VSE, nor shall the CONSULTANT accrue or be entitled to any other employee benefits from VSE. The CONSULTANT shall be exclusively responsible for the payment of all income taxes and social security and
  medicare contributions required by law.   Neither party shall be or hold
  itself out as the employee, agent, officer, director, or representative of the other. The CONSULTANT shall have no authority to bind VSE or represent that the CONSULTANT has the power to do so except to the extent expressly set forth herein or as authorized in writing, from time to time, by the designated authorized representative of VSE.
       13. This AGREEMENT may be terminated by either party with or without cause with fifteen (15) days written notice to the other party that termination is desired. In the event of such termination, VSE shall pay the CONSULTANT the then remaining unpaid balance of the fee described in Section 8 in a lump sum payment within ten (10) days of the date of termination.
       In the absence of a termination notice, this AGREEMENT shall expire on 15 April 2003, unless extended in writing as provided by paragraph 1 above.


  CONSULTANT                          VSE CORPORATION

  By:  /s/  James M. Todd             By:  /s/  Donald M. Ervine
       ------------------                  ---------------------
       James M. Todd                       Donald M. Ervine
                                           Chairman and CEO

  Date:  February 15, 2002                 February 15, 2002
         -----------------                 -----------------